EXHIBIT 99.1

Terra Tech Corp. Secures Stake in 10th Retail Permit

IRVINE, Calif. July 26, 2018 -- Terra Tech Corp. (OTCQX: TRTC), (“Terra Tech” or the “Company”) a vertically integrated cannabis-focused agriculture company, is pleased to announce that it has secured a 25% ownership stake in The Healing Tree Collective, Inc., a cannabis dispensary operator based in California. On July 23, 2018, The Healing Tree Collective was awarded a retail permit associated with a facility on W. Pendleton Ave, Santa Ana, by the City of Santa Ana. The remaining 75% of The Healing Tree Collective, and therefore the associated permit, is held by other members of the collective, with whom Terra Tech partnered in order to complete the permit application process.

Under the terms of the agreement between Terra Tech and the other members of The Healing Tree Collective, Inc, Terra Tech covered the costs of the permit application and Terra Tech’s wholly-owned subsidiary, Black Oak Gallery, will be responsible for managing all of the facility’s operations, including hiring decisions. The facility is located at 3222 W. Pendleton Ave, Santa Ana, California, an area of Santa Ana in which Terra Tech did not previously have a presence.

Derek Peterson, CEO of Terra Tech, commented, “We are pleased to have leveraged our know-how and experience in the Santa Ana market to secure this retail permit with The Healing Tree Collective, without needing to expend significant time or resources to do so. As the cannabis market continues to mature we expect these permits to become more valuable. We believe that maximizing our first mover advantage by securing a stake in this permit may lead to additional revenue opportunities in the medium and longer term.”

This follows the Company’s announcement earlier this week that it was granted two other permits by the City of Santa Ana to operate one retail dispensary on Dyer Road and one on Carnegie Avenue in Santa Ana, California.

To be added to the Terra Tech email distribution list, please email TRTC@kcsa.com with TRTC in the subject line.

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About Terra Tech

Terra Tech Corp. (OTCQX: TRTC) operates through multiple subsidiary businesses including: Blüm, IVXX Inc., Edible Garden, and MediFarm LLC. Blüm’s retail and medical cannabis facilities provide the highest quality medical cannabis to patients who are looking for alternative treatments for their chronic medical conditions as well as premium cannabis to the adult-use market in Nevada and California. Blüm offers a broad selection of cannabis products including; flowers, concentrates and edibles through its Oakland, CA and multiple Nevada locations. IVXX, Inc. is a wholly-owned subsidiary of Terra Tech that produces cannabis-extracted products for regulated medical cannabis dispensaries throughout California and medical and adult-use dispensaries in Nevada. The Company’s wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as ShopRite, Walmart, Ahold, Aldi, Meijer, Kroger, Stop & Shop and others nationwide. Terra Tech’s MediFarm LLC subsidiaries are focused on medical and adult-use cannabis cultivation and permitting businesses throughout Nevada.

For more information about Terra Tech Corp visit: http://www.terratechcorp.com/

For more information about IVXX visit: http://ivxx.com/

For more information about Blüm Nevada visit: http://letsblum.com

For more information about Blüm Oakland visit: http://blumoak.com/

Visit us on Facebook @ http://www.facebook.com/terratechcorp/timeline

Follow us on Twitter @terratechcorp

For more information about Edible Garden visit: http://www.ediblegarden.com/

Visit Edible Garden on Facebook @ http://www.facebook.com/ediblefarms?fref=ts

Visit IVXX on Facebook @ http://www.facebook.com/ivxxbrand?fref=ts

CONTACTS

Terra Tech Corp.

Philip Carlson

KCSA Strategic Communications

TRTC@kcsa.com

212-896-1238